Exhibit 99.1

419 WEST PIKE STREET   •   P.O. BOX 629   •   JACKSON CENTER, OHIO 45334-0629

PHONE 937-596-6849   •   FAX 937-596-7937

N E W S    R E L E A S E

Date:	November 2, 2011
Contact:	Peter B. Orthwein or Richard E. Riegel III

THOR ANNOUNCES PRELIMINARY SALES FOR QUARTER,

BACKLOG, CASH AND INVESTMENTS

Thor Industries, Inc. (NYSE:THO) announced today preliminary sales and backlog for the quarter and three months ended October 31, 2011.

Preliminary consolidated sales in the quarter were $673,670,000, up 11% from $606,684,000 last year. RV sales were $562,649,000, up 11% from $506,563,000 last year. Bus sales were $111,021,000, up 11% from $100,121,000 last year.

Cash, cash equivalents and investments on October 31, 2011 were $208 million. Consolidated backlog on October 31, 2011 was $510 million, compared to $467 million last year. RV backlog was $300 million, versus $254 million last year. Bus backlog was $210 million versus $213 million last year.

“Thor’s increased RV backlog reflects dealer enthusiasm for Thor’s new RV product lines, with strong orders received in September at the Thor Open House event in Elkhart, IN,” said Peter B. Orthwein, Thor Chairman, CEO & President. “The retail RV market remains about on par with last year and dealer inventories are right-sized for market demand. The bus market is showing signs of improvement with greater bid activity from municipalities,” he added.

Thor is the world’s largest manufacturer of recreation vehicles and a major builder of commercial buses and ambulances.

This release includes certain statements that are “forward looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934 as amended. These forward looking statements involve uncertainties and risks. There can be no assurance that actual results will not differ from our expectations. Factors which could cause materially different results include, among others, fuel prices, lower consumer confidence and the level of discretionary consumer spending, interest rate increases, restrictive lending practices, increased material and component costs, recent management changes, the success of new product introductions, the pace of acquisitions, cost structure improvements, competition and general economic conditions and the other risks and uncertainties discussed more fully in Item 1A of our Annual Report on Form 10-K for the year ended July 31, 2011. We disclaim any obligation or undertaking to disseminate any updates or revisions to any forward looking statements contained in this release or to reflect any change in our expectations after the date of this release or any change in events, conditions or circumstances on which any statement is based except as required by law.